Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 19, 2018, relating to our audit of the consolidated financial statements of Nemus Bioscience, Inc. and Subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), for the years ended December 31, 2017 and 2016, which report is included in the December 31, 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 19, 2018.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Orange County, California

October 16, 2018